Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William A. McWhirter II,
Senior Vice President and Group President
Construction Products, Energy Equipment and Inland Barge Groups
August 1, 2013

Thank you Tim and good morning everyone.

Our Energy Equipment Group's revenues for the second quarter increased approximately 17% year-over-year primarily due to increased shipments of energy containers and other related products. The group reported an operating profit of $14.3 million and a margin of 9.4%. These results reflect significant improvement in year-over-year performance following the manufacturing challenges we experienced in our wind towers business last year.

During the quarter, we received $22 million in new structural wind tower orders. The wind tower industry is gaining momentum since the IRS clarified the qualifications for the Production Tax Credit. Quoting activity has increased, and we are well-positioned to obtain orders. We continue to monitor our production capacity and are prepared to adjust in response to changes in market demand.

Demand for bulk storage containers to hold energy related products is continuing to build. We are actively looking at opportunities to further expand our product portfolio in this market.

Our Construction Products Group generated an operating profit of $19.0 million during the second quarter, a 48% increase compared to the same quarter a year ago. The improved revenue and profit performance is a direct result of the repositioning efforts underway to align the group's product lines with those that have more consistent demand drivers. We are pleased with the integration of the recently acquired lightweight aggregates and trench shoring businesses, both of which contributed nicely to the second quarter results. These businesses serve markets directly related to infrastructure replacement and expansion.

The highway products market continues to be constrained by tight state budgets. We expect demand for highway products to remain relatively slow until there is an improvement in funding at both the state and federal level. In anticipation of an eventual recovery and the significant need to upgrade the infrastructure system in the United States, we will continue to pursue growth opportunities in this market.

Our Inland Barge Group experienced a year-over-year decline in both revenue and profits resulting from softer pricing on hopper barges, coupled with the delivery of a specialty barge order in the second quarter of last year, which enhanced earnings.

Demand for hopper barges continues to be weak. Many hopper barges are idled due to reduced coal and grain shipments. We are watching these markets closely and are positioned for a pickup in activity. In the meantime, we are slowing operations at one of our hopper barge facilities.

During the quarter, we secured $231 million in new barge orders, increasing our backlog to $564 million at the end of June. The vast majority of the orders support the movement of petroleum and chemical products.

As we discussed on our last call, in response to the strong demand for tank barges we are enhancing one of our tank barge facilities to accommodate a few additional production slots. We expect those improvements to be completed by the end of summer. In addition, we are in the process of repositioning a hopper barge facility to manufacture smaller tank barges.

Overall, I am pleased with the performance of our business unit teams. We remain focused on organic and external business opportunities that provide products which support the infrastructure market.

At this time, I will turn the presentation over to Steve.